Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release
Axalta Updates Financial Guidance and Highlights Recent Effects on its Business
PHILADELPHIA, PA, October 9, 2017 - Axalta Coating Systems Ltd. (NYSE: AXTA) (“Axalta”), a leading global coatings provider, has updated its third quarter and 2017 full year financial guidance to incorporate several factors expected to impact results. These include the expected impact of the recent natural disasters, distributor working capital adjustments in Axalta’s Performance Coatings segment, and the projected widening of the gap between raw material input costs and offsetting near-term customer price increases. Axalta now expects third quarter and 2017 full year Adjusted EBITDA to be in a range of $205-$215 million and $870-$900 million, respectively. Net sales for third quarter 2017 are expected to be between $1.08-$1.10 billion, while full year net sales are expected to grow between 6%-7%.
Charles W. Shaver, Axalta’s Chairman and CEO, commented that “We have seen and expect moderate effects on our business from recent hurricanes and the earthquake in Mexico, largely in terms of lost near-term volume opportunity. We believe that much of this impact will be made up during the course of 2018, and hence see these impacts as largely transitory.” Mr. Shaver continued, “After recent discussions with certain Performance Coatings distribution partners, we are incorporating the expected impact of a focused reduction in distributor working capital levels for the balance of the year. Following this adjustment, we expect volumes for the segment to return to more normal levels during the fourth quarter.” Mr. Shaver further commented that “We also continue to see impacts across coatings markets from tight supply conditions for raw material inputs, and given time lags to recovery via pricing adjustments, we have factored in a wider price-cost gap into our 2017 outlook. We expect to close the gap caused by raw material price pressure over the coming year.”
Robert W. Bryant, EVP and CFO, added, “Although we never like to see business impacts of these sorts, we believe the majority of the effects we have described are largely one-time in nature, and much of these are expected to be recovered through the course of 2018. We continue to have confidence in the underlying business climate, and note that the economics in each of our end-markets remain stable as we look forward. We are also revisiting and will increase our plans for cost reduction and productivity measures that should incrementally benefit Axalta in 2018.”
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to the impact of recent natural disasters, distributor working capital adjustments, projected price-cost gap and cost reduction and productivity measures, as well as our third quarter and full year 2017 outlook, including net sales, net sales growth and Adjusted EBITDA. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items Axalta does not believe are indicative of ongoing operating performance or (iii) nonrecurring or infrequent items that Axalta believes are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Our use of the term Adjusted EBITDA may differ from that of others in our industry. Adjusted EBITDA should not be considered as an alternative to net income (loss) income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should be considered in conjunction with, and not as a substitute for, our results as reported under GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBITDA on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 13,600 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axaltacoatingsystems.com and follow us @axalta on Twitter.

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